Exhibit 99.1

Wynn Resorts, Limited Announces Federal Tax Status of 2007 Cash Distribution

LAS VEGAS—(Business Wire)—March 6, 2008—Wynn Resorts, Limited (NASDAQ: WYNN) announced today that 16.985% percent of the $6 cash distribution paid to its common stock holders on December 10, 2007 will be treated as an ordinary qualifying dividend; the remainder will be considered a nondividend distribution for federal tax purposes.

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. Wynn Resorts owns and operates Wynn Las Vegas (www.wynnlasvegas.com) and Wynn Macau (www.wynnmacau.com). Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 74,000 square feet of retail space. Wynn Macau is a destination casino resort in the Macau Special Administrative Region of the People’s Republic of China and currently features 600 deluxe hotel rooms and suites; approximately 205,000 square foot casino; casual and fine dining in five restaurants; approximately 46,000 square feet of retail space; a health club, pool and spa, along with lounges and meeting facilities.

CONTACT: Wynn Resorts, Limited

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited